EXHIBIT 10.30

I N T E R R E G N U M

To:	The Directors
uDate.com Inc
575 Lexington Avenue
4th Floor
New York
NY 10022

1ST February 2002

Dear Sirs:

SHAREHOLDING IN UDATE.COM INC

In relation to the stock option agreement filed on August 2000 and made between Interregnum PLC and the Company (“the Option Agreement”) we confirm that the Option Agreement was filed in error and that we have no rights pursuant to it, and any rights that we may have had are now terminated.

Save for the Shares, we confirm that Interregnum PLC nor any of its directors or officers have any other shares in the Company or any other rights over the issued or unissued share capital of the Company including rights by way of mortgage, charge, pledge, lien, assignment by way of security, option restriction, claim, right of pre-emption, right of first refusal or any other encumbrance or security interest of any type or other preferential arrangement having similar effect.

It is our intention to execute this letter as a deed.

SIGNED	)
by INTERREGNUM PLC	)
and the company secretary	)

Director

/s/ [illegible]

Director/Secretary

/s/ [illegible]